Exhibit 5.1

January 13, 2015

FinTech Acquisition Corp.
712 Fifth Avenue

12th Floor

New York, New York 10019

Ladies and Gentlemen:

      We have acted as counsel to FinTech Acquisition Corp. (the “Company”), a Delaware corporation, in connection with the preparation and filing by the Company of a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), File No. 333-200925 (the “Registration Statement”), with respect to the registration, offer and sale (the “Offering”) of (i) up to 10,000,000 units of the Company (“Units”), with each Unit consisting of one share of the Company’s common stock, $0.0001 par value per share (“Common Stock”), and one warrant to purchase one share of Common Stock (each, a “Warrant”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) that the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, with respect to the Offering and (iii) the shares of Common Stock and Warrants issued as part of the Units and the Over-Allotment Units. In connection therewith, our opinion has been requested as to certain matters referred to below.

  As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law, as amended (the “DGCL”), regulations, corporate records and documents, including the Certificate of Incorporation and Bylaws of the Company, each as amended through the date hereof, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Registration Statement.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

  1. The Company is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware.

2. When issued, sold and paid for as described in the Registration Statement, the Units, Over-Allotment Units and the Common Stock and Warrants included in the Units and Over-Allotment Units will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the DGCL (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD,
a professional corporation